Exhibit 99

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES REPORTS FISCAL 2025

FIRST QUARTER OPERATING RESULTS

•	First quarter reported net sales decreased 2.2 percent year-over-year to $1.54 billion, and internal sales decreased 2.8 percent.

•	Returned $73.3 million to shareholders in first quarter of fiscal 2025 through dividends and share repurchases.

•

Delivered first quarter GAAP earnings of $0.15 per diluted share and adjusted earnings[1] of $0.24 per diluted share; both GAAP and adjusted earnings[1] were negatively impacted by the cybersecurity attack on Change Healthcare compared to the prior year.

•	Reaffirms fiscal 2025 GAAP earnings guidance range of $2.00 to $2.10 per diluted share and adjusted earnings[1] guidance range of $2.33 to $2.43 per diluted share.

St. Paul, Minn. — August 28, 2024 — Patterson Companies, Inc. (Nasdaq: PDCO) today reported operating results for its fiscal 2025 first quarter ended July 27, 2024.

“Our first quarter results fell short of our expectations, primarily due to the greater than anticipated impact of the Change Healthcare cybersecurity attack on the value-added services category in our dental segment, along with lower sales in our companion animal business and the timing of certain corporate expenses,” said Don Zurbay, President and CEO of Patterson Companies. “In light of these factors and against the backdrop of a challenging macroeconomic environment, we are taking dedicated cost and management actions across Patterson to deliver on our financial plan for fiscal 2025, and maintaining a strategic focus on supporting our customers with the deep and differentiated value-proposition they expect from us.”

First Quarter Fiscal 2025 Results

Consolidated net sales were $1.54 billion (see attached Sales Summary for further details), a decrease of 2.2 percent compared to the same period last year. Internal sales, which are adjusted for the effects of currency translation and the net impact of an interest rate swap, decreased 2.8 percent over the prior year period.

Reported net income attributable to Patterson Companies, Inc. for the first quarter of fiscal 2025 was $13.7 million, or $0.15 per diluted share, compared to $31.2 million, or $0.32 per diluted share, in the first quarter of fiscal 2024. Adjusted net income1 attributable to Patterson Companies, Inc., which excludes deal amortization totaled $21.0 million for the first quarter of fiscal 2025, or $0.24 per diluted share, compared to $38.6 million, or $0.40 per diluted share, in the first quarter of fiscal 2024. The year-over-year decrease in reported and adjusted net income attributable to Patterson Companies, Inc. in the first quarter of fiscal 2025 is related to lower retail sales and operating margins in both business segments and the continued negative impact of the widely reported cybersecurity attack on vendor Change Healthcare, within the value-added services category of the dental segment. Both reported and adjusted net income in the fiscal 2025 first quarter were negatively impacted by the cybersecurity attack on Change Healthcare compared to the prior year period.

Patterson Dental

Reported net sales in the Dental segment for the first quarter of fiscal 2025 were $550.4 million. Internal sales decreased 2.8 percent compared to the fiscal 2024 first quarter. Internal sales of consumables decreased 2.1 percent year-over-year. Excluding the deflationary impact of certain infection control products, internal sales of consumables decreased 1.7 percent year-over-year. Compared to the prior year period, internal sales of equipment decreased 2.4 percent. Internal sales of value-added services decreased 6.7 percent compared to the prior year period, primarily due to the negative impact of the cybersecurity attack on Change Healthcare.

Patterson Animal Health

Reported net sales in the Animal Health segment for the first quarter of fiscal 2025 were $982.4 million. Internal sales declined 2.8 percent compared to the fiscal 2024 first quarter.

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

Compared to the prior year period, internal sales of consumables declined 3.0 percent, equipment decreased 3.8 percent and value-added services increased 8.3 percent.

Balance Sheet and Capital Allocation

During the first quarter of fiscal 2025, Patterson Companies used $285.0 million of cash from operating activities and collected deferred purchase price receivables of $271.8 million, using $13.1 million in cash, compared to using $11.4 million during the first quarter of fiscal 2024. Free cash flow1 (see definition below and attached free cash flow table) during the first quarter of fiscal 2025 improved by $1.8 million compared to the first quarter of fiscal 2024.

In the first quarter of fiscal 2025, Patterson Companies declared a quarterly cash dividend of $0.26 per share, returning $23.3 million in cash dividends to shareholders. Also, under a prior repurchase authorization, the company repurchased approximately $50.0 million of shares during the fiscal first quarter. At of the end of the first quarter of fiscal 2025, Patterson had approximately $450 million of share repurchase authority remaining on its current share repurchase authorization. During the first quarter of fiscal 2025, Patterson Companies returned $73.3 million to shareholders in the form of cash dividends and share repurchases.

Fiscal 2025 Guidance

Patterson Companies today reaffirmed its fiscal 2025 earnings guidance, which is provided on both a GAAP and non-GAAP adjusted1 basis:

●	GAAP earnings are expected to be in the range of $2.00 to $2.10 per diluted share.
●	Non-GAAP adjusted earnings[1] are expected to be in the range of $2.33 to $2.43 per diluted share.
●	Our non-GAAP adjusted earnings[1] guidance excludes the after-tax impact of:

 - Deal amortization expenses of approximately $29.1 million ($0.33 per diluted share).

Our guidance reflects the strength of our business and competitive positioning as well as completed and previously announced acquisitions. It does not include the impact of unplanned share repurchases, potential future acquisitions or similar transactions, impairments, restructuring and integration expenses not previously publicly disclosed, or amortization expense of acquired intangible assets. Our guidance assumes North American and international end market conditions consistent with current market conditions.

1Non-GAAP Financial Measures

The term “internal sales” used in this release represents net sales adjusted for the effects of currency translation and the net impact of an interest rate swap. Foreign currency impact represents the difference in results that is attributable to fluctuations in currency exchange rates the company uses to convert results for all foreign entities where the functional currency is not the U.S. dollar. The company calculates the impact as the difference between the current period results translated using the current period currency exchange rates and using the comparable prior period’s currency exchange rates. The company believes the disclosure of net sales excluding the impact of foreign currency and an interest rate swap provides useful supplementary information to investors in light of fluctuations in these variables that are independent of our period-over-period performance.

The term “free cash flow” used in this release is defined as net cash used in operating activities less capital expenditures plus the collection of deferred purchase price receivables.

The Reconciliation of GAAP to non-GAAP Measures table appearing behind the accompanying financial information is provided to adjust reported GAAP measures, namely net sales, gross profit, operating expenses, operating income, other income (expense), net, income before taxes, income tax expense, net income, net loss attributable to noncontrolling interests, net income attributable to Patterson Companies, Inc., and diluted earnings per share attributable to Patterson Companies, Inc. for the impact of deal amortization and an interest rate swap along with any related tax effects of these items.

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

●	Deal amortization represents non-cash intangible amortization expense, primarily related to the acquisition of Animal Health International.

●

Interest rate swap — Our customer financing net sales include the impact of changes in interest rates on deferred purchase price receivables, as the average interest rate in our contract portfolio may not fluctuate at the same rate as interest rate markets, resulting in an increase or reduction of gain on contract sales.

We enter into an interest rate swap to hedge a portion of the related interest rate risk. These agreements do not qualify for hedge accounting, and the gains or losses on an interest rate swap are reported in other income and expense in our condensed consolidated statements of operation and other comprehensive income.

We present a non-GAAP adjustment to reclassify the mark-to-market adjustment on the interest rate swap from other income (expense) to net sales to align the swap impact with the impact on customer financing net sales. We believe adjusted net sales, adjusted gross profit and adjusted operating income, which include the gains and losses on the interest rate swap, provides additional comparability from period to period because they present the impact of interest rate fluctuations, net of the mark-to-market swap adjustment, within adjusted net sales. We note the net impact of interest rate fluctuations has a minimal impact on net income.

Management believes that these non-GAAP measures may provide a helpful representation of the company’s performance and enable comparison of financial results between periods where certain items may vary independent of business performance. These non-GAAP financial measures are presented solely for informational and comparative purposes and should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

First Quarter Conference Call and Replay

Patterson Companies’ fiscal 2025 first quarter conference call will start at 8:30 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on the Patterson Companies website. A replay of the fiscal 2025 first quarter conference call can be heard for one week at 1-800-770-2030 and by providing the Conference ID 67281 when prompted.

About Patterson Companies Inc.

Patterson Companies Inc. (Nasdaq: PDCO) connects dental and animal health customers in North America and the U.K. to the latest products, technologies, services and innovative business solutions that enable operational and professional success. Our comprehensive portfolio, distribution network and supply chain is equaled only by our dedicated, knowledgeable people who deliver unrivalled expertise and unmatched customer service and support.

Learn more: pattersoncompanies.com

This press release contains, and our officers and representatives may from time to time make, certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, and the objectives and expectations of management. Forward-looking statements often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could” or “may.”

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements.

Any number of factors could affect our actual results and cause such results to differ materially from those contemplated by any forward-looking statements, including, but not limited to, the following: our dependence on suppliers to manufacture and supply substantially all of the products we sell; potential disruption of distribution capabilities, including service issues with third-party shippers; our dependence on relationships with sales representatives and service technicians to retain customers and develop business; risks of selling private label products, including the risk of adversely affecting our relationships with suppliers; adverse changes in supplier rebates or other purchasing incentives; the risk of technological and market obsolescence for the products we sell; the risk of failing to innovate and develop new and enhanced software and e-services products; our dependence on positive perceptions of Patterson’s reputation; risks associated with illicit human use of pharmaceutical products we distribute; risks inherent in acquiring and disposing of assets or other businesses and risks inherent in integrating acquired businesses; turnover or loss of key personnel or highly skilled employees; risks associated with information systems, software products and cyber-security attacks; risks inherent in our growing use of AI systems to automate processes and analyze data; adverse impacts of wide-spread public health concerns as we experienced with the COVID-19 pandemic and may experience in the future; risks related to climate change; our ability to comply with restrictive covenants and other limits in our credit agreement; the risk that our governing documents and Minnesota law may discourage takeovers and business combinations; the effects of the highly competitive dental and animal health supply markets in which we compete; the effects of consolidation within the dental and animal health supply markets; risks from the formation or expansion of GPOs, provider networks and buying groups that may place us at a competitive disadvantage; exposure to the risks of the animal production business, including changing consumer demand, the cyclical livestock market, weather conditions, the availability of natural resources and other factors outside our control, and the risks of the companion animal business, including the possibility of disease adversely affecting the pet population; exposure to the risks of the health care industry, including changes in demand due to political, economic and regulatory influences and other factors outside our control; increases in over-the-counter sales and e-commerce options; risks of litigation and government inquiries and investigations, including the diversion of management’s attention, the cost of defending against such actions, the possibility of damage awards or settlements, fines or penalties, or equitable remedies (including but not limited to the revocation of or non-renewal of licenses) and inherent uncertainty; failure to comply with health care fraud or other laws and regulations; change and uncertainty in the health care industry; failure to comply with existing or future U.S. or foreign laws and regulations including those governing the distribution of pharmaceuticals and controlled substances; failure to comply with evolving data privacy laws and regulations; tax legislation; risks inherent in international operations, including currency fluctuations; and uncertain macro-economic conditions, including inflationary pressures.

The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive, accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results.

You should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, (“Risk Factors”) in our most recent Form 10-K and information which may be contained in our other filings with the U.S. Securities and Exchange Commission, or SEC, when reviewing any forward-looking statement.

Investors should understand it is impossible to predict or identify all such factors or risks. As such, you should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We do not undertake any obligation to release publicly any revisions to any forward-looking

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:	John M. Wright, Investor Relations
TEL:	651.686.1364
EMAIL:	investor.relations@pattersoncompanies.com

MEDIA CONTACT:	Patterson Corporate Communications
TEL:	651.905.3349
EMAIL:	corporate.communications@pattersoncompanies.com

WEB:	pattersoncompanies.com

# # #

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	July 27, 2024	July 29, 2023

Net sales	$1,541,742	$1,576,745

Gross profit	312,609	319,055

Operating expenses	283,240	280,833

Operating income	29,369	38,222

Other income (expense):

Other income, net	1,714	11,901

Interest expense	(13,223)	(9,512)

Income before taxes	17,860	40,611

Income tax expense	4,221	9,481

Net income	13,639	31,130

Net loss attributable to noncontrolling interests	(76)	(104)

Net income attributable to Patterson Companies, Inc.	$13,715	$31,234

Earnings per share attributable to Patterson Companies, Inc.:
Basic	$0.16	$0.33

Diluted	$0.15	$0.32

Weighted average shares:

Basic	88,127	95,544

Diluted	88,645	96,190

Dividends declared per common share	$0.26	$0.26

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 27, 2024	April 27, 2024
ASSETS

Current assets:

Cash and cash equivalents	$148,079	$114,462

Receivables, net	442,342	547,287

Inventory, net	849,504	782,898

Prepaid expenses and other current assets	322,185	334,116

Total current assets	1,762,110	1,778,763

Property and equipment, net	226,151	229,081

Operating lease right-of-use assets, net	124,473	122,295

Goodwill and identifiable intangibles, net	340,166	349,589

Investments	167,386	166,320

Long-term receivables, net and other	254,472	250,684

Total assets	$2,874,758	$2,896,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$656,977	$745,375

Other accrued liabilities	223,025	245,610

Operating lease liabilities	33,643	32,815

Current maturities of long-term debt	123,875	122,750

Borrowings on revolving credit	320,000	186,000

Total current liabilities	1,357,520	1,332,550

Long-term debt	327,153	328,911

Non-current operating lease liabilities	94,261	92,464

Other non-current liabilities	143,323	141,075

Total liabilities	1,922,257	1,895,000

Stockholders’ equity	952,501	1,001,732

Total liabilities and stockholders’ equity	$2,874,758	$2,896,732

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended

	July 27, 2024	July 29, 2023
Operating activities:

Net income	$13,639	$31,130

Adjustments to reconcile net income to net cash used in operating activities:

Depreciation and amortization	22,750	21,033

Stock-based compensation	8,060	7,015

Non-cash losses (gains) and other, net	1,745	2,268

Change in assets and liabilities:

Receivables	(140,656)	(154,602)

Inventory	(65,292)	(114,323)

Accounts payable	(91,995)	(11,093)

Accrued liabilities	(22,698)	(21,715)

Other changes from operating activities, net	(10,523)	(13,079)

Net cash used in operating activities	(284,970)	(253,366)

Investing activities:

Additions to property and equipment and software	(13,507)	(17,087)

Collection of deferred purchase price receivables	271,834	242,013

Payments related to acquisitions, net of cash acquired	—	(1,108)

Net cash provided by investing activities	258,327	223,818

Financing activities:

Dividends paid	(23,312)	(25,432)

Repurchases of common stock	(50,000)	(29,508)

Payments on long-term debt	(750)	(750)

Draw on revolving credit	134,000	31,000

Other financing activities	(1,151)	1,574

Net cash provided by (used in) financing activities	58,787	(23,116)

Effect of exchange rate changes on cash	1,473	1,568

Net change in cash and cash equivalents	33,617	(51,096)

Cash and cash equivalents at beginning of period	114,462	159,669

Cash and cash equivalents at end of period	$148,079	$108,573

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

SALES SUMMARY

(Dollars in thousands)

(Unaudited)

	July 27, 2024	July 29, 2023	Total Sales Growth	Foreign Exchange Impact	Net Interest Rate Swap	Internal Sales Growth

Three Months Ended

Consolidated net sales
Consumable	$1,278,413	$1,315,725	(2.8)%	— %	— %	(2.8)%
Equipment	159,286	163,971	(2.9)	(0.2)	—	(2.7)
Value-added services and other	104,043	97,049	7.2	(0.1)	10.7	(3.4)

Total	$1,541,742	$1,576,745	(2.2)%	(0.1)%	0.7%	(2.8)%

Dental
Consumable	$344,117	$352,047	(2.3)%	(0.2)%	— %	(2.1)%
Equipment	133,858	137,549	(2.7)	(0.3)	—	(2.4)
Value-added services and other	72,382	77,704	(6.8)	(0.1)	—	(6.7)

Total	$550,357	$567,300	(3.0)%	(0.2)%	— %	(2.8)%

Animal Health
Consumable	$934,296	$963,678	(3.0)%	— %	— %	(3.0)%
Equipment	25,428	26,422	(3.8)	—	—	(3.8)
Value-added services and other	22,689	20,890	8.6	0.3	—	8.3

Total	$982,413	$1,010,990	(2.8)%	— %	— %	(2.8)%

Corporate
Value-added services and other	$8,972	$(1,545)	n/m	— %	n/m	(0.2)%

Total	$8,972	$(1,545)	n/m	— %	n/m	(0.2)%

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

OPERATING INCOME BY SEGMENT

(In thousands)

(Unaudited)

	Three Months Ended

	July 27, 2024	July 29, 2023

Operating income (loss)
Dental	$27,058	$38,670
Animal Health	25,367	29,693
Corporate	(23,056)	(30,141)

Total	$29,369	$38,222

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands, except per share amounts)

(Unaudited)

For the three months ended July 27, 2024	GAAP	Deal amortization	Interest rate swap	Non-GAAP

Net sales	$1,541,742	$—	$(3,755)	$1,537,987

Gross profit	312,609	—	(3,755)	308,854

Operating expenses	283,240	(9,639)	—	273,601

Operating income	29,369	9,639	(3,755)	35,253

Other income (expense), net	(11,509)	—	3,755	(7,754)

Income before taxes	17,860	9,639	—	27,499

Income tax expense	4,221	2,305	—	6,526

Net income	13,639	7,334	—	20,973

Net loss attributable to noncontrolling interests	(76)	—	—	(76)

Net income attributable to Patterson Companies, Inc.	$13,715	$7,334	$—	$21,049

Diluted earnings per share attributable to Patterson Companies, Inc.*	$0.15	$0.08	$—	$0.24

Gross margin	20.3%			20.1%

Operating margin	1.9%			2.3%

Effective tax rate	23.6%			23.7%

For the three months ended July 29, 2023	GAAP	Deal amortization	Interest rate swap	Non-GAAP

Net sales	$1,576,745	$—	$6,775	$1,583,520

Gross profit	319,055	—	6,775	325,830

Operating expenses	280,833	(9,626)	—	271,207

Operating income	38,222	9,626	6,775	54,623

Other income (expense), net	2,389	—	(6,775)	(4,386)

Income before taxes	40,611	9,626	—	50,237

Income tax expense	9,481	2,304	—	11,785

Net income	31,130	7,322	—	38,452

Net loss attributable to noncontrolling interests	(104)	—	—	(104)

Net income attributable to Patterson Companies, Inc.	$31,234	$7,322	$—	$38,556

Diluted earnings per share attributable to Patterson Companies, Inc.*	$0.32	$0.08	$—	$0.40

Gross margin	20.2%			20.6%

Operating margin	2.4%			3.4%

Effective tax rate	23.3%			23.5%

* May not sum due to rounding

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

FREE CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended

	July 27, 2024	July 29, 2023
Net cash used in operating activities	$(284,970)	$(253,366)

Additions to property and equipment and software	(13,507)	(17,087)

Collection of deferred purchase price receivables	271,834	242,013

Free cash flow	$(26,643)	$(28,440)